Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-1 and related Prospectus of Aeterna Zentaris Inc. for the registration of common shares and to the incorporation by reference therein of our report dated March 22, 2023, with respect to the consolidated financial statements of Aeterna Zentaris Inc. as of and for the years ended December 31, 2022 and 2021, included in its Annual Report on Form 20-F/A for the year ended December 31, 2022 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Montreal, Canada

February 14, 2024